Exhibit 99.1


                 THE DII GROUP, INC. ANNOUNCES PRIVATE PLACEMENT
                        OF 8.5% SENIOR SUBORDINATED NOTES


NIWOT, CO, September 16, 1997 -- The DII Group, Inc. (Nasdaq: DIIG) announced today the completion of a private placement offering to qualified investors and overseas persons of $150 million in senior subordinated notes due in the year 2007. The notes are not callable for 5 years and will mature in 2007. Interest on these notes is at the rate of 8.5% and payable semi-annually.


Net proceeds are expected to be approximately $145.5 million. The proceeds from the notes will be used for general corporate purposes, including the repayment of outstanding debt of approximately $60 million, future working capital and capital expenditures, as well as possible acquisitions.


The notes have not been registered under the Securities Act of 1933 and may not be offered or sold within the United States absent registration or an available exemption from such registration requirements.


This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.